Exhibit 99.1
ALLIS-CHALMERS ENERGY INC. PRESS RELEASE

Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550

Lisa Elliott, Sr. VP
DRG&E/713-529-6600
Allis-Chalmers Closes Acquisition of
DLS Drilling Logistics & Services Company
Houston, Texas — August 14, 2006 — Allis-Chalmers Energy Inc. (AMEX: ALY) announced today the closing of its acquisition of DLS Drilling Logistics and Services Corporation, from Bridas International Holdings Limited, Bridas Central Company Limited and Associated Petroleum Investors Limited. The acquisition purchase price consisted of approximately $93.7 million in cash, 2.5 million newly issued shares of Allis-Chalmers’ common stock and approximately $8.6 million of assumed debt.
Headquartered in Buenos Aires, DLS is a major provider of services for drilling, workover/completion and repair of oil and gas wells in Argentina and Bolivia. With over 1,500 employees, DLS currently operates a fleet of 51 rigs, including 21 drilling rigs, 18 workover rigs and 12 pulling rigs in all major basins in Argentina and Bolivia.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “We are extremely excited about closing the DLS acquisition. We now have a significant entry into the international drilling, workover and production business, and we expect this entry to facilitate our international expansion of services. We plan to grow DLS’ strong South American drilling business, and to capitalize on its oilfield market presence by cross-selling our directional drilling, production services, underbalanced drilling, casing and tubing installation and rental fleet services to DLS’ present and future customers outside the United States.” Mr. Hidayatallah added, “We are particularly pleased with DLS’ strong recent financial performance. DLS has informed us that its estimated, preliminary second quarter 2006 results include revenues of $43.2 million, income from operations of $6.3 million, net income of $2.7 million and EBITDA of $8.4 million. We look forward to an even stronger performance resulting from combining Allis-Chalmers’ and DLS’ operations.”
As part of the acquisition, Alejandro Pedro Bulgheroni and Carlos Alberto Bulgheroni have joined the Allis-Chalmers board of directors, filling vacancies created by the resignations of Jens H. Mortensen, Jr. and Thomas O. Whitener, Jr. With respect to these changes to the Allis-Chalmers’ board, Mr. Hidayatallah stated, “We thank Jens Mortensen and Thomas Whitener for their outstanding service on our board, and we look forward to new direction, opportunities and management input from Carlos and Alejandro Bulgheroni. This marks the beginning an exciting new era in our company’s history based in large part on forthcoming management contribution from Carlos and Alejandro and their renowned international business success and experience.”
In connection with this acquisition, RBC Capital Markets acted as exclusive financial advisor to Allis-Chalmers, and Simmons & Company International advised the sellers.
Use of EBITDA & Regulation G Reconciliation. This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA accordingly for the purposes of this press release. However, EBITDA, as used and defined by Allis-Chalmers and DLS, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA is useful to an investor in evaluating our operating performance because:
•	it is widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of capital structure and asset base from operating results; and

•	it is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.
There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.
The following table reconciles DLS’ estimated, preliminary second quarter 2006 net income, which is the most directly comparable GAAP financial measure, to its preliminary, estimated EBITDA for that quarter:

Three Months Ended
June 30, 2006
(Unaudited)
(In thousands)
Net income	$2,681
Interest expense, net	$1,067
Income taxes	$2,059
Depreciation and amortization	$2,557

EBITDA	$8,364
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, Allis-Chalmers’ ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in Allis-Chalmers’ other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
###